Exhibit 3.10.1

05-427-0

2-28-62

ARTICLES OF INCORPORATION

OF

UNITED AIRMOTIVE DISTRIBUTORS, INC.

WE, the undersigned incorporators, hereby associate ourselves together to form and establish a corporation for profit under the laws of the State of Kansas.

FIRST: The name of the corporation is UNITED AIRMOTIVE DISTRIBUTORS, INC.

SECOND: The location of its principal place of business shall be the Municipal Airport, city of Wichita, Sedgwick County, Kansas, but the Corporation may establish branches, offices, and agencies anywhere in the United States, or in any foreign country.

THIRD: The location of its registered office in this State is United Airplane Sales, Inc., Municipal Airport, Wichita, Kansas.

FOURTH: The name and address of its Resident Agent in this State is Ralph Floyd, United Airplane Sales, Inc., Municipal Airport, Wichita, Kansas.

FIFTH: This corporation shall begin business on the date of the Certification of Incorporation, issued by the Secretary of State, and shall terminate at the expiration of One Hundred (100) years, unless sooner dissolved by a vote of the stockholders representing two-thirds of the voting stock issued at the time of such dissolution, and such vote may be had at any annual meeting, or at any special meeting called for that purpose; or this corporation may be dissolved by unanimous consent as provided by law.

This corporation may commence the transaction of business when the minimum amount of Capital Stock required by the laws of the State of Kansas have been subscribed for and paid in.

This corporation is organized for profit, and the nature of its business is to manufacture, purchase, import or otherwise acquire, sell, rent, lease, transfer, repair, service, take upon storage, exchange, export and otherwise deal in and dispose of any or all of the following: all types of new and used airplanes, helicopters, flying apparatus or other mechanical contrivances and devices for aerial operations and navigation of every kind and description, and any future improvements or developments of the same, and any and all motors, engines, radios, electronic equipment, airframe parts, engine parts or other parts or accessories used in connection therewith and with the aircraft industry generally; to engage generally in the retail and wholesale sales of aircraft, aircraft parts and accessories; to maintain service stations for the repair, overhauling and testing of said aircraft, aircraft parts and accessories, and to maintain supply depots for aircraft and flying machine service generally; to act as agent for the selling, leasing, hiring, mortgaging, pledging, dealing in or operating of aircraft, [illegible] aircraft motors and accessories manufactured or owned by others.

In the performance of said businesses, the corporation shall have and possess the following specific objects and powers, but the same shall not he in restriction or limitation of the general powers with which said Corporation is invested herein, with which it is possessed under the laws of the State of Kansas or the laws of any other state, territory, or country by which it may be authorized to transact and carry on its business, to-wit:

(a) To establish and carry on and to promote the establishment and carrying on of any property in which the Corporation is interested, or any business which may be conveniently carried on upon or in connection with such property, and the establishment of which may seem calculated to increase the value of the Corporation’s interest in such property or to facilitate the disposal thereof.

(b) To enter into, make, perform, and carry out contracts of any kind for any lawful purpose without limit as to amount, with any person, firm, association, corporation, municipality, county, state, territory, or government; to borrow money, and to draw, make, accept, endorse, transfer, assign, execute, and issue bonds, debentures, promissory notes, bills of exchange, warrants, or other negotiable instruments, without limit as to the amount, and with or without recourse, and for the security of any of its obligations, to convey, transfer, assign, deliver, mortgage, or pledge, all or any part of the property or assets at any time held by the corporation upon such terms and conditions as the board of directors shall authorize; to loan its funds, with or without collateral or other security therefor; to exercise any and all of the rights, powers, and privileges of a stockholder or shareholder in any other corporation, or in any joint stock company, association, or trust in which the Corporation shall, at any time, own any stock or shares, and to acquire, hold, sell, reissue, and cancel any shares of its own capital stock.

(c) Said Corporation, for the purpose of securing the payment of any obligation, shall have, possess, and be vested with the right to agree in any mortgage instrument to a shorter period of redemption than eighteen (18) months, or may wholly waive the period of redemption as against said corporation mortgagor only, all as provided in and authorized by the provisions of Section 60-3439, General Statutes of Kansas, 1949.

(d) Said Corporation shall have the further powers, to-wit: Whenever a compromise or arrangement is proposed between this Corporation and its creditors, or any class of them, secured or unsecured, or between this Corporation and its stockholders, or any class of them, any court, state or federal, of competent jurisdiction within the State of Kansas, may, on the application in a summary way of this Corporation or of any creditor, secured or unsecured, or stockholders thereof, or on the application of trustees in dissolution, or on the application of any receiver or receivers appointed for this Corporation by any court, state or federal, of competent jurisdiction, order a meeting of the creditors or class of creditors, secured or unsecured, or of the stockholders, or class of stockholders, of this Corporation, as the case may be, to be summoned in such manner as said court directs. If a majority in number representing three-fourths ( 3/4) in value of the creditors or class of creditors, or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which said application has been made, be binding on all the creditors or class of creditors, or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

(e) No contract or other transaction between the Corporation and any person, firm, association, or corporation shall be affected or invalidated by the fact that one or more of the directors or officers of the Corporation is, or are, interested in or is a member, director, or officer of any firm, association, or corporation which is a party to a contract with the Corporation, and any director or officer may be a party individually or jointly, in such contract or transaction without liability to the Corporation or to its stockholders or creditors, and all such contracts, acts, and transactions shall be binding upon the Corporation and its stockholders and no ratification by stockholders or others of any such act, contract, or transaction shall be necessary to the validity thereof.

(f) The board of directors of this Corporation shall have power to order the indemnifying of its directors, officers, and employees against all expenses, including attorneys’ fees or liability for such expense sustained by them or any of them, in connection with any suit or suits which may be brought against such directors, officers, or employees involving or pertaining to their official acts or duties, and in which suit or suits no personal liability is finally established, or which may be compromised or settled upon a basis in which no culpable act or ommissions of such directors, officers, or employees shall have been finally established or determined.

The foregoing rights of directors, officers, and employees shall not be exclusive of other rights to which they may be lawfully entitled, nor shall anything herein contained restrict the right of the Corporation to indemnifying or reimbursing any director, officer, or employee in any proper case, even though not specifically provided for herein.

(g) The directors of this Corporation shall have and be possessed of the exclusive power to adopt, alter, amend, and repeal the by-laws of this corporation, for the management of its properties, the regulation and government of its affairs and for the certification of its stock, and to appoint such officers, and agents as the business of the Corporation may require, and to allow them suitable compensation.

(h) Said Corporation shall have power to purchase, hold, sell, assign, transfer, mortgage, pledge, or otherwise dispose of the shares of the capital stock of, or any bonds, security, or evidence of indebtedness created by any other Corporation or Corporations of this state, or of any other state, nation, or government, and while the owner of said stock, may exercise all the rights, powers, and privileges of ownership, including the right to vote thereon.

(i) Said Corporation shall have the power to adopt a Corporate seal, which may be altered at its pleasure, and to use the same by using it or a facsimile thereof, to be impressed, fixed, reproduced, or otherwise used.

(j) The board of directors of said Corporation shall

have the power, by appropriate by-laws, to reserve to the Corporation and its existing stockholders, the right to purchase and acquire the stock of a selling stockholder before a sale thereof to a non stockholder and may cause such limitations and restrictions so imposed and determined by said board of directors to be incorporated in the stock certificate, if said board of directors shall elect to do so.

(k) This Corporation shall also have the following powers:

To purchase and otherwise acquire and hold for investment or resale, and to traffic in lands, buildings, houses, and other property of any tenure and any interest therein, and to create, sell, and deal in freehold and leaseholds and ground rents, and to make advances upon the security of lands, buildings, or houses, or other property, or any interest therein, and generally to deal in, traffic by way of sale, lease, exchange, or otherwise deal with lands, buildings and other property, whether real or personal.

To sell, convey, mortgage, and otherwise encumber any such lands, building, hereditaments, or interest therein as may be deemed expedient, with power to make and grant leases, leasehold estates, and other rights, in, to, and concerning such properties without limitation.

To manage lands, buildings, and other property, situated as aforesaid, whether belonging to the Corporation or not, to collect rents and engage and supply tenants and occupiers and others with attendants, messengers, lights, rooms, and conveniences of all kinds, and of all other services and advantages, including preparing of building sites, contracting, recontracting, altering, improving, decorating, furnishing and maintaining of buildings, offices, fixtures, warehouses, and works and conveniences of any kind whatever.

To acquire and take over any business or undertaking pursued or carried on, upon or in connection with any lands, or building which the Corporation may desire to acquire as aforesaid, or become interested in; and the whole or any of the assets and liabilities of such business or undertaking and to carry on the same, or to dispose of, remove, or to put an end thereto, or otherwise deal therewith as may be deemed expedient.

To advance and loan money to builders, tenants, or others who may be willing to build on or improve the lands or buildings in which the company is interested; and generally to advance money to such persons and on such terms as may be arranged.

(l) (l) The foregoing clauses shall be construed both as objects and powers, and it is hereby expressly provided that the foregoing enumeration of specified powers shall not be held to limit or restrict in any manner the powers of this Corporation.

(m) Said Corporation shall further have such other and further powers as may be necessary or incidental to the carrying on of said business and the full enjoyment of said Corporate rights, together with all powers, rights, and privileges enjoyed by similar Corporations under the statutes and laws of the State of Kansas.

(n) This Corporation shall have the following further powers, to-wit:

1.	To sue and be sued in its Corporate name.

2.	To render the interests of stockholders transferable.

3.	To make contracts for, purchase, and otherwise acquire, own, improve, sell, transfer, convey, lease, mortgage, and encumber, both real and personal property, as may be incidental, necessary, and suitable to the accomplishment of the objects for which this Corporation is organized.

4.	To acquire all or any part of the good will, rights, property, or business of any individual, firm, or association.

5.	To use its surplus funds, or funds not needed for operation of the business of the Corporation, for the purpose of investments in stocks, bonds, securities, or other property, real, or personal, as may be deemed advisable by the board of directors.

6.	To use the surplus profits of the Corporation for the purchase of any portion of its capital stock.

7.	To do any and all things necessary, suitable, and advisable for the accomplishment of any of the purposes, or for the attainment of any of the objects, for the exercise of the powers herein set forth, whether herein specified or not, either alone or in connection with other firms, individuals, or Corporations, either in this state or throughout the United States, and elsewhere, and to do any other act or acts, thing, or things, incidental or pertinent to or connected with the business hereinbefore described, or any parts thereof, if not inconsistent with the laws under which this Corporation is organized.

(o) The private property of the stockholders shall be exempt from liability for corporate debts, contracts, and undertakings of any kind whatsoever. This article is not subject to amendment.

SIXTH: The authorized capital stock of this Corporation shall be $500,000.00, divided unto 500,000 shares with a par value of $1.00 each.

All stock shall be non-assessable and shall be issued when fully paid for at par in cash or property, real or personal, equal in value to the par value of said stock.

The Board of Directors shall have the power to issue stock in such amounts as it may determine in exchange for other property, either real or personal, which may be acquired by the Corporation, in accordance with the articles of incorporation and the laws governing same.

The authorized capital stock may at any time be increased or diminished when in the judgment of the majority of the common stockholders it may be expedient. In the event the capital stock is increased, the then present common stockholders shall have the first privilege and option to purchase any new stock which may be issued, at its par value, in proportion to the number of scares held by them respectively.

Every person owning one or more share of common stock shall be entitled to one vote for each share of common stock owned by him, which vote may be cast in person or by written proxy.

Should any stockholder become indebted to this Corporation in any manner whatsoever, then the company shall have a lien on all shares of stock, including dividends issued to and owned by said debtor until such indebtedness is liquidated.

The shares of stock of the Corporation shall be transferable only as provided by the code of Kansas, upon the books of the Corporation, but not until any and all indebtedness of the transferor or transferee to the Corporation, if any is paid, and the Corporation shall have a lien upon the stock of such stockholders and upon their dividend rights for such indebtedness.

All certificates of stock shall be signed by the president and counter-signed by the secretary, and all instruments required by law to be in writing and acknowledged, including instruments affecting real estate, shall be signed and acknowledged by the President, attested by the Secretary. In the absence or inability of the President to sign or to sign and acknowledge such instruments, the same may be signed or signed and acknowledged by the Vice-President and countersigned or attested, as the case may be, by the Secretary.

Release of mortgages, judgments, liens and other claims required by law to be made of record may be executed by the President, Vice-President, Secretary or Treasurer.

These Articles of Incorporation, except Fifth (o) above may be amended, but amendments hereto, or changes, herein, shall be made only at its annual stockholders meeting, or at a special meeting of the stockholders called by stockholders representing a majority of the voting stock, or by a majority of the Board of Directors, for that purpose.

No call for such meeting shall be issued until there has been filed with the Secretary a written petition setting out fully the amendments or additions or changes to be made and signed by stockholders representing a majority of the voting stock, or their representatives, or by a majority of the members of the Board of Directors.

When said petition shall have been filed with the Secretary, he shall, ten days previous to the day on which the meeting is to be held, mail to each stockholder entitled to vote, at his last post office address as the same may appear on the books of the Corporation, a notice stating that a meeting of the stockholders will be held for the purpose of amending the Articles of Incorporation, and the time and place where held.

An affirmative vote of two-thirds ( 2/3) of all the voting stock shall be required to amend the Articles of Incorporation.

SEVENTH: The amount of capital with which this Corporation shall commence business is One Thousand ($1,000.00) Dollars.

EIGHTH: The names and addresses of the incorporators are:

Ralph Floyd
c/o United Airplane Sales, Inc.
Municipal Airport
Wichita, Kansas

J. E. McArthur
c/o United Airplane Sales, Inc.
Municipal Airport
Wichita, Kansas

E. L. Elmore
c/o United Airplane Sales, Inc.
Municipal Airport
Wichita, Kansas.

NINTH: The term of this Corporation shall be one hundred years.

TENTH: The affairs of the Corporation shall be conducted by a Board of Directors consisting of not less than three nor more than nine members. Within said limits the number of directors may be fixed by a majority vote of the stockholders at any regular or special meeting and until so fixed the number shall be three. The Board of Directors shall have general charge of the business and affairs of this Corporation, and all of the powers of this Corporation shall vest in its Board of Directors except as otherwise provided by the Articles of Incorporation, or by the action of the common stockholders taken from time to time at either an annual or special meeting called therefor. The power to adopt the original set of by-laws, and to amend or alter same is vested in the Board of Directors.

The officers of the Corporation shall be the President, Vice-President, Secretary and Treasurer and such other officers as may be provided for in the by-laws. One person may hold two such offices at the same time. The officers of said Corporation shall not be required to be a stockholder and shall be subject to removal at any time by the Board of Directors. The directors may at any time appoint such officers and agents as may be necessary for the convenient transaction of the business of the Corporation. All vacancies in offices of officers and directors may be filled by the remaining directors until the successors of the person chosen is elected by the stockholders or directors at an annual or special meeting and has duly qualified. A director shall be required to own at least one (1) share of stock.

The annual meeting of the stockholders shall be held at its registered office in the City of Wichita, State of Kansas, on the third Tuesday in May in each year, not a legal holiday, commencing in 1963, at such hour as may be fixed by the by-laws.

Special meeting of the stockholders may be held at any time upon call by a majority of the members of the Board of Directors, or by a majority of the stockholders representing a majority of the voting stock.

The officers of this Corporation shall be chosen by the Board of Directors, at a meeting to be held immediately following the annual meeting of the stockholders. The directors shall hold office for a period of one to three years, as fixed by the by-laws. A majority of the Board of Directors shall constitute a quorum.

Executed at Wichita, Sedgwick County, Kansas, this 27 day of February, 1962.

/s/ Ralph Floyd
Ralph Floyd

/s/ J.E. McArthur
J.E. McArthur

/s/ E. E. Elmore
E. E. Elmore

STATE OF KANSAS

COUNTY OF SEDGWICK ....SS.

Personally appeared before me, a Notary Public in and for Sedgwick County, Kansas, the above named Ralph Floyd, J. E. McArthur, and E. L. Elmore, who are personally known to me to be the same persons who executed the foregoing instrument of writing, and duly acknowledged the execution of the same.

IN TESTIMONY WHEREOF, I have subscribed my name and affixed my official seal, this 27 day of February, 1962.

Notary Public

My commission expires: [Seal of ...]

December 18, 1963